UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C.  20549

SCHEDULE 13G
Under the Securities Exchange Act of 1934

TriplePoint Venture Growth BDC Corporation
(Name of Issuer)

Common Stock, par value $0.01 per share
(Title of Class of Securities)

89677Y100
(CUSIP Number)

October 25, 2017
  (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐Rule 13d-1(b)

☒ Rule 13d-1(c)

☐Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 89677Y100	13G

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Goldman Sachs Asset Management, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
1,594,007

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
1,594,007

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,594,007

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
9.0% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IA

(1)
Based on 16,018,139 shares of common stock, par value $0.01 per share (“Common Stock”) outstanding as of August 8, 2017, as reflected in the Issuer’s Form 10-Q filed by the Issuer with the U.S. Securities and Exchange Commission (“SEC”) on August 8, 2017, together with an additional 1,667,862 shares of Common Stock issued in a private placement that closed on October 25, 2017, as disclosed in the Issuer’s October 25, 2017 Press Release filed with the SEC in a Form 8-K on October 26, 2017.

CUSIP No. 89677Y100	13G

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Vintage VII Foreign Income Blocker LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
513,624

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
513,624

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
513,624

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
2.9% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

(1)
Based on 16,018,139 shares of Common stock outstanding as of August 8, 2017, as reflected in the Issuer’s Form 10-Q filed by the Issuer with the SEC on August 8, 2017, together with an additional 1,667,862 shares of Common Stock issued in a private placement that closed on October 25, 2017, as disclosed in the Issuer’s October 25, 2017 Press Release filed with the SEC in a Form 8-K on October 26, 2017.

CUSIP No. 89677Y100	13G

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Vintage VII LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
513,624

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
513,624

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
513,624

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
2.9% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)
Based on 16,018,139 shares of Common stock outstanding as of August 8, 2017, as reflected in the Issuer’s Form 10-Q filed by the Issuer with the SEC on August 8, 2017, together with an additional 1,667,862 shares of Common Stock issued in a private placement that closed on October 25, 2017, as disclosed in the Issuer’s October 25, 2017 Press Release filed with the SEC in a Form 8-K on October 26, 2017.

CUSIP No. 89677Y100	13G

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
VF VII Advisors LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
974,962

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
974,962

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
974,962

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
5.5% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

(1)
Based on 16,018,139 shares of Common stock outstanding as of August 8, 2017, as reflected in the Issuer’s Form 10-Q filed by the Issuer with the SEC on August 8, 2017, together with an additional 1,667,862 shares of Common Stock issued in a private placement that closed on October 25, 2017, as disclosed in the Issuer’s October 25, 2017 Press Release filed with the SEC in a Form 8-K on October 26, 2017.

CUSIP No. 89677Y100	13G

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Vintage VII Offshore Holdings LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
461,388

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
461,388

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
461,388

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
2.6% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)
Based on 16,018,139 shares of Common stock outstanding as of August 8, 2017, as reflected in the Issuer’s Form 10-Q filed by the Issuer with the SEC on August 8, 2017, together with an additional 1,667,862 shares of Common Stock issued in a private placement that closed on October 25, 2017, as disclosed in the Issuer’s October 25, 2017 Press Release filed with the SEC in a Form 8-K on October 26, 2017.

CUSIP No. 89677Y100	13G

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Vintage VII A2 Offshore Holdings LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
205,044

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
205,044

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
205,044

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
1.2% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)
Based on 16,018,139 shares of Common stock outstanding as of August 8, 2017, as reflected in the Issuer’s Form 10-Q filed by the Issuer with the SEC on August 8, 2017, together with an additional 1,667,862 shares of Common Stock issued in a private placement that closed on October 25, 2017, as disclosed in the Issuer’s October 25, 2017 Press Release filed with the SEC in a Form 8-K on October 26, 2017.

CUSIP No. 89677Y100	13G

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
VF VII A2 Advisors LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
205,044

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
205,044

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
205,044

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
1.2% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

(1)
Based on 16,018,139 shares of Common stock outstanding as of August 8, 2017, as reflected in the Issuer’s Form 10-Q filed by the Issuer with the SEC on August 8, 2017, together with an additional 1,667,862 shares of Common Stock issued in a private placement that closed on October 25, 2017, as disclosed in the Issuer’s October 25, 2017 Press Release filed with the SEC in a Form 8-K on October 26, 2017.

CUSIP No. 89677Y100	13G

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Vintage VII Mgr Hlds LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
101,966

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
101,966

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
101,966

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.6% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)
Based on 16,018,139 shares of Common stock outstanding as of August 8, 2017, as reflected in the Issuer’s Form 10-Q filed by the Issuer with the SEC on August 8, 2017, together with an additional 1,667,862 shares of Common Stock issued in a private placement that closed on October 25, 2017, as disclosed in the Issuer’s October 25, 2017 Press Release filed with the SEC in a Form 8-K on October 26, 2017.

CUSIP No. 89677Y100	13G

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
VF VII Mgr Advisors Inc.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
101,966

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
101,966

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
101,966

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.6% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
CO

(1)
Based on 16,018,139 shares of Common stock outstanding as of August 8, 2017, as reflected in the Issuer’s Form 10-Q filed by the Issuer with the SEC on August 8, 2017, together with an additional 1,667,862 shares of Common Stock issued in a private placement that closed on October 25, 2017, as disclosed in the Issuer’s October 25, 2017 Press Release filed with the SEC in a Form 8-K on October 26, 2017.

CUSIP No. 89677Y100	13G

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
DALPP Series A(2) Foreign Income Blocker LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
86,114

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
86,114

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
86,114

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.5% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

(1)
Based on 16,018,139 shares of Common stock outstanding as of August 8, 2017, as reflected in the Issuer’s Form 10-Q filed by the Issuer with the SEC on August 8, 2017, together with an additional 1,667,862 shares of Common Stock issued in a private placement that closed on October 25, 2017, as disclosed in the Issuer’s October 25, 2017 Press Release filed with the SEC in a Form 8-K on October 26, 2017.

CUSIP No. 89677Y100	13G

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
DALPP, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
86,114

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
86,114

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
86,114

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.5% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)
Based on 16,018,139 shares of Common stock outstanding as of August 8, 2017, as reflected in the Issuer’s Form 10-Q filed by the Issuer with the SEC on August 8, 2017, together with an additional 1,667,862 shares of Common Stock issued in a private placement that closed on October 25, 2017, as disclosed in the Issuer’s October 25, 2017 Press Release filed with the SEC in a Form 8-K on October 26, 2017.

CUSIP No. 89677Y100	13G

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Goldman Sachs DA LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
86,114

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
86,114

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
86,114

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.5% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

(1)
Based on 16,018,139 shares of Common stock outstanding as of August 8, 2017, as reflected in the Issuer’s Form 10-Q filed by the Issuer with the SEC on August 8, 2017, together with an additional 1,667,862 shares of Common Stock issued in a private placement that closed on October 25, 2017, as disclosed in the Issuer’s October 25, 2017 Press Release filed with the SEC in a Form 8-K on October 26, 2017.

CUSIP No. 89677Y100	13G

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Vintage VII B2 Offshore Corporate Holdings LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
82,534

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
82,534

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
82,534

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.5% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)
Based on 16,018,139 shares of Common stock outstanding as of August 8, 2017, as reflected in the Issuer’s Form 10-Q filed by the Issuer with the SEC on August 8, 2017, together with an additional 1,667,862 shares of Common Stock issued in a private placement that closed on October 25, 2017, as disclosed in the Issuer’s October 25, 2017 Press Release filed with the SEC in a Form 8-K on October 26, 2017.

CUSIP No. 89677Y100	13G

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
VF VII B2 Advisors LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
82,534

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
82,534

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
82,534

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.5% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

(1)
Based on 16,018,139 shares of Common stock outstanding as of August 8, 2017, as reflected in the Issuer’s Form 10-Q filed by the Issuer with the SEC on August 8, 2017, together with an additional 1,667,862 shares of Common Stock issued in a private placement that closed on October 25, 2017, as disclosed in the Issuer’s October 25, 2017 Press Release filed with the SEC in a Form 8-K on October 26, 2017.

CUSIP No. 89677Y100	13G

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Vintage VII B Offshore Holdings LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
69,582

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
69,582

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
69,582

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.4% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)
Based on 16,018,139 shares of Common stock outstanding as of August 8, 2017, as reflected in the Issuer’s Form 10-Q filed by the Issuer with the SEC on August 8, 2017, together with an additional 1,667,862 shares of Common Stock issued in a private placement that closed on October 25, 2017, as disclosed in the Issuer’s October 25, 2017 Press Release filed with the SEC in a Form 8-K on October 26, 2017.

CUSIP No. 89677Y100	13G

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
VF VII B Advisors LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
98,463

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
98,463

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
98,463

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.6% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

(1)
Based on 16,018,139 shares of Common stock outstanding as of August 8, 2017, as reflected in the Issuer’s Form 10-Q filed by the Issuer with the SEC on August 8, 2017, together with an additional 1,667,862 shares of Common Stock issued in a private placement that closed on October 25, 2017, as disclosed in the Issuer’s October 25, 2017 Press Release filed with the SEC in a Form 8-K on October 26, 2017.

CUSIP No. 89677Y100	13G

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Vintage VII B Foreign Income Blocker LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
28,881

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
28,881

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
28,881

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.2% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

(1)
Based on 16,018,139 shares of Common stock outstanding as of August 8, 2017, as reflected in the Issuer’s Form 10-Q filed by the Issuer with the SEC on August 8, 2017, together with an additional 1,667,862 shares of Common Stock issued in a private placement that closed on October 25, 2017, as disclosed in the Issuer’s October 25, 2017 Press Release filed with the SEC in a Form 8-K on October 26, 2017.

CUSIP No. 89677Y100	13G

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Vintage VII B LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
28,881

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
28,881

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
28,881

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.2% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)
Based on 16,018,139 shares of Common stock outstanding as of August 8, 2017, as reflected in the Issuer’s Form 10-Q filed by the Issuer with the SEC on August 8, 2017, together with an additional 1,667,862 shares of Common Stock issued in a private placement that closed on October 25, 2017, as disclosed in the Issuer’s October 25, 2017 Press Release filed with the SEC in a Form 8-K on October 26, 2017.

CUSIP No. 89677Y100	13G

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
FPP Alternative Investments Foreign Income Blocker LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
15,554

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
15,554

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
15,554

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.1% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

(1)
Based on 16,018,139 shares of Common stock outstanding as of August 8, 2017, as reflected in the Issuer’s Form 10-Q filed by the Issuer with the SEC on August 8, 2017, together with an additional 1,667,862 shares of Common Stock issued in a private placement that closed on October 25, 2017, as disclosed in the Issuer’s October 25, 2017 Press Release filed with the SEC in a Form 8-K on October 26, 2017.

CUSIP No. 89677Y100	13G

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
FPP Alternative Investments I, LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
15,554

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
15,554

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
15,554

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.1% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)
Based on 16,018,139 shares of Common stock outstanding as of August 8, 2017, as reflected in the Issuer’s Form 10-Q filed by the Issuer with the SEC on August 8, 2017, together with an additional 1,667,862 shares of Common Stock issued in a private placement that closed on October 25, 2017, as disclosed in the Issuer’s October 25, 2017 Press Release filed with the SEC in a Form 8-K on October 26, 2017.

CUSIP No. 89677Y100	13G

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Vintage VII Emp Foreign Income Blocker LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
14,986

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
14,986

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
14,986

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.1% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

(1)
Based on 16,018,139 shares of Common stock outstanding as of August 8, 2017, as reflected in the Issuer’s Form 10-Q filed by the Issuer with the SEC on August 8, 2017, together with an additional 1,667,862 shares of Common Stock issued in a private placement that closed on October 25, 2017, as disclosed in the Issuer’s October 25, 2017 Press Release filed with the SEC in a Form 8-K on October 26, 2017.

CUSIP No. 89677Y100	13G

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Vintage VII Emp LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
14,986

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
14,986

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
14,986

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.1% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)
Based on 16,018,139 shares of Common stock outstanding as of August 8, 2017, as reflected in the Issuer’s Form 10-Q filed by the Issuer with the SEC on August 8, 2017, together with an additional 1,667,862 shares of Common Stock issued in a private placement that closed on October 25, 2017, as disclosed in the Issuer’s October 25, 2017 Press Release filed with the SEC in a Form 8-K on October 26, 2017.

CUSIP No. 89677Y100	13G

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
RA Program 2017 Foreign Income Blocker Ltd

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
14,384

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
14,384

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
14,384

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.1% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
CO

(1)
Based on 16,018,139 shares of Common stock outstanding as of August 8, 2017, as reflected in the Issuer’s Form 10-Q filed by the Issuer with the SEC on August 8, 2017, together with an additional 1,667,862 shares of Common Stock issued in a private placement that closed on October 25, 2017, as disclosed in the Issuer’s October 25, 2017 Press Release filed with the SEC in a Form 8-K on October 26, 2017.

CUSIP No. 89677Y100	13G

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
RA Program LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
14,384

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
14,384

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
14,384

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.1% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)
Based on 16,018,139 shares of Common stock outstanding as of August 8, 2017, as reflected in the Issuer’s Form 10-Q filed by the Issuer with the SEC on August 8, 2017, together with an additional 1,667,862 shares of Common Stock issued in a private placement that closed on October 25, 2017, as disclosed in the Issuer’s October 25, 2017 Press Release filed with the SEC in a Form 8-K on October 26, 2017.

CUSIP No. 89677Y100	13G

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Goldman Sachs TL Program Advisors, Inc.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
14,384

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
14,384

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
14,384

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.1% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
CO

(1)
Based on 16,018,139 shares of Common stock outstanding as of August 8, 2017, as reflected in the Issuer’s Form 10-Q filed by the Issuer with the SEC on August 8, 2017, together with an additional 1,667,862 shares of Common Stock issued in a private placement that closed on October 25, 2017, as disclosed in the Issuer’s October 25, 2017 Press Release filed with the SEC in a Form 8-K on October 26, 2017.

CUSIP No. 89677Y100	13G

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
GSAM Gen-Par, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
131,038

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
131,038

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
131,038

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.7% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

(1)
Based on 16,018,139 shares of Common stock outstanding as of August 8, 2017, as reflected in the Issuer’s Form 10-Q filed by the Issuer with the SEC on August 8, 2017, together with an additional 1,667,862 shares of Common Stock issued in a private placement that closed on October 25, 2017, as disclosed in the Issuer’s October 25, 2017 Press Release filed with the SEC in a Form 8-K on October 26, 2017.

Item 1.(a) Name of Issuer

TriplePoint Venture Growth BDC Corporation

Item 1.(b) Address of Issuer’s Principal Executive Offices

2755 Sand Hill Road, Suite 150
Menlo Park, CA  94025

Item 2.(a) Name of Person Filing

This Schedule 13G is being filed on behalf of the following persons (the “Reporting Persons”)*:

i.	Goldman Sachs Asset Management, L.P.;
ii.	Vintage VII Foreign Income Blocker LLC;
iii.	Vintage VII LP;
iv.	VF VII Advisors LLC;
v.	Vintage VII Offshore Holdings LP;
vi.	Vintage VII A2 Offshore Holdings LP;
vii.	VF VII A2 Advisors LLC;
viii.	Vintage VII Mgr Hlds LP;
ix.	VF VII Mgr Advisors Inc.;
x.	DALPP Series A(2) Foreign Income Blocker LLC;
xi.	DALPP, L.P.;
xii.	Goldman Sachs DA LLC;
xiii.	Vintage VII B2 Offshore Corporate Holdings LP;
xiv.	VF VII B2 Advisors LLC;
xv.	Vintage VII B Offshore Holdings LP;
xvi.	VF VII B Advisors LLC;
xvii.	Vintage VII B Foreign Income Blocker LLC;
xviii.	Vintage VII B LP;
xix.	FPP Alternative Investments Foreign Income Blocker LLC;
xx.	FPP Alternative Investments I, LP;
xxi.	Vintage VII Emp Foreign Income Blocker LLC;
xxii.	Vintage VII Emp LP;
xxiii.
RA Program 2017 Foreign Income Blocker Ltd.  (together with Vintage VII Mgr Hlds LP, Vintage VII A2 Offshore Holdings LP, Vintage VII B Offshore Holdings LP, Vintage VII Offshore Holdings LP, Vintage VII B2 Offshore Corporate Holdings LP, Vintage VII Foreign Income Blocker LLC, Vintage VII B Foreign Income Blocker LLC, Vintage VII Emp Foreign Income Blocker LLC, DALPP Series A(2) Foreign Income Blocker LLC, and FPP Alternative Investments Foreign Income Blocker LLC, the “Record Owners”);

xxiv.	RA Program LP;
xxv.	Goldman Sachs TL Program Advisors, Inc.; and
xxvi.	GSAM Gen-Par, LLC

*Attached as Exhibit 99.1 is a copy of an agreement among the Reporting Persons that this Schedule 13G is being filed on behalf of each of them.

Item 2.(b) Address of Principal Business Office or, if None, Residence

The address of the principal business office of each Reporting Person is care of Goldman Sachs Asset Management, 200 West Street, New York, NY  10282.

Item 2.(c) Citizenship

See response(s) to Item 4 on the attached cover page(s).

Item 2.(d) Title of Class of Securities

Common Stock, par value $0.01 per share (“Common Stock”)

Item 2.(e) CUSIP Number

89677Y100

Item 3.  If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

Not Applicable

Item 4.  Ownership1

(a)	Amount beneficially owned:

See response(s) to Item 9 on the attached cover page(s).

(b)	Percent of class:

See response(s) to Item 11 on the attached cover page(s).

(c)	Number of shares as to which such person has:

(i) Sole power to vote or to direct the vote:

See response(s) to Item 5 on the attached cover page(s).

(ii) Shared power to vote or to direct the vote:

See response(s) to Item 6 on the attached cover page(s).

(iii) Sole power to dispose or to direct the disposition:

See response(s) to Item 7 on the attached cover page(s).

(iv) Shared power to dispose or to direct the disposition:

See response(s) to Item 8 on the attached cover page(s).

Each of the Record Owners is the record owner of the shares of Common Stock shown on item 9 of its respective cover page.

Vintage VII LP is the sole member of Vintage VII Foreign Income Blocker LLC and may be deemed to share beneficial ownership of the shares of Common Stock of which Vintage VII Foreign Income Blocker LLC is the record owner.

Vintage VII B LP is the sole member of Vintage VII B Foreign Income Blocker LLC and may be deemed to share beneficial ownership of the shares of Common Stock of which Vintage VII B Foreign Income Blocker LLC is the record owner.

Vintage VII Emp LP is the sole member of Vintage VII Emp Foreign Income Blocker LLC and may be deemed to share beneficial ownership of the shares of Common Stock of which Vintage VII Emp Foreign Income Blocker LLC is the record owner.

DALPP, L.P. is the sole member of DALPP Series A(2) Foreign Income Blocker LLC and may be deemed to share beneficial ownership of the shares of Common Stock of which DALPP Series A(2) Foreign Income Blocker LLC is the record owner.

FPP Alternative Investments I, LP is the sole member of FPP Alternative Investments Foreign Income Blocker LLC and may be deemed to share beneficial ownership of the shares of Common Stock of which FPP Alternative Investments Foreign Income Blocker LLC is the record owner.

RA Program LP is the sole member of RA Program 2017 Foreign Income Blocker Ltd and may be deemed to share beneficial ownership of the shares of Common Stock of which RA Program 2017 Foreign Income Blocker Ltd is the record owner.

VF VII Advisors LLC is the general partner of Vintage VII LP and Vintage VII Offshore Holdings LP and may be deemed to share beneficial ownership of the shares of Common Stock of which Vintage VII LP may share beneficial ownership and the shares of Common Stock of which Vintage VII Offshore Holdings LP is the record owner.

VF VII A2 Advisors LLC is the general partner of Vintage VII A2 Offshore Holdings LP and may be deemed to share beneficial ownership of the shares of Common Stock of which Vintage VII A2 Offshore Holdings LP is the record owner.

VF VII Mgr Advisors Inc. is the general partner of Vintage VII Mgr Hlds LP and may be deemed to share beneficial ownership of the shares of Common Stock of which Vintage VII Mgr Hlds LP is the record owner.

Goldman Sachs DA LLC is the general partner of DALPP, L.P. and may be deemed to share beneficial ownership of the shares of Common Stock of which DALPP, L.P. may share beneficial ownership.

VF VII B2 Advisors LLC is the general partner of Vintage VII B2 Offshore Corporate Holdings LP and may be deemed to share beneficial ownership of the shares of Common Stock of which Vintage VII B2 Offshore Corporate Holdings LP is the record owner.

VF VII B Advisors LLC is the general partner of Vintage VII B Offshore Holdings LP and Vintage VII B LP and may be deemed to share beneficial ownership of the shares of Common Stock of which Vintage VII B LP may share beneficial ownership and the shares of Common Stock of which Vintage VII B Offshore Holdings LP is the record owner.

Goldman Sachs TL Program Advisors, Inc. is the general partner of RA Program LP and may be deemed to share beneficial ownership of the shares of Common Stock of which RA Program LP may share beneficial ownership.

GSAM Gen-Par, LLC is the general partner of FPP Alternative Investments I, LP and Vintage VII Emp LP, the sole shareholder of Goldman Sachs TL Program Advisers, Inc., and the managing member of Goldman Sachs DA LLC, and may be deemed to share beneficial ownership of the shares of Common Stock of which such entities may share beneficial ownership.

Goldman Sachs Asset Management, L.P. is the investment manager to Vintage VII Mgr Hlds LP, Vintage VII A2 Offshore Holdings LP, Vintage VII B Offshore Holdings LP, and Vintage VII B2 Offshore Corporate Holdings LP and may be deemed to share beneficial ownership of the shares of Common Stock of which such entities are the record owner.  In addition, Goldman Sachs Asset Management, L.P. is the investment manager to DALPP, L.P., FPP Alternative Investments I, LP, RA Program LP, Vintage VII LP, Vintage VII B LP and Vintage VII Emp LP, and may be deemed to share beneficial ownership of the shares of Common Stock of which such entities may share beneficial ownership.  Finally, Goldman Sachs Asset Management, L.P., by virtue of its relationship to VF VII Advisors LLC, may be deemed to share beneficial ownership of the shares of Common Stock of which VF VII Advisors LLC may be deemed to share beneficial ownership.

1    In accordance with the SEC Release No. 34-39538 (January 12, 1998) (the “Release”), this filing reflects the securities beneficially owned by certain operating units (collectively, the “Goldman Sachs Reporting Units”) of The Goldman Sachs Group, Inc. and its subsidiaries and affiliates (collectively, “GSG”). This filing does not reflect securities, if any, beneficially owned by any operating units of GSG whose ownership of securities is disaggregated from that of the Goldman Sachs Reporting Units in accordance with the Release. The Goldman Sachs Reporting Units disclaim beneficial ownership of the securities beneficially owned by (i) any client accounts with respect to which the Goldman Sachs Reporting Units or their employees have voting or investment discretion or both, or with respect to which there are limits on their voting or investment authority or both and (ii) certain investment entities of which the Goldman Sachs Reporting Units act as the general partner, managing general partner or other manager, to the extent interests in such entities are held by persons other than the Goldman Sachs Reporting Units.

Item 5.  Ownership of Five Percent or Less of a Class

Not Applicable

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

Not Applicable

Item 7.  Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

Not Applicable

Item 8.  Identification and Classification of Members of the Group

See Exhibit (99.2)

Item 9.  Notice of Dissolution of Group

Not Applicable

Item 10.   Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under §240.14a-11.

INDEX TO EXHIBITS

Exhibit No.	Exhibit

99.1	Joint Filing Agreement
99.2	Identification and Classification of Members of the Group
99.3	Power of Attorney, relating to Goldman Sachs Asset Management, L.P.
99.4	Power of Attorney, relating to Vintage VII Foreign Income Blocker LLC
99.5	Power of Attorney, relating to Vintage VII LP
99.6	Power of Attorney, relating to VF VII Advisors LLC
99.7	Power of Attorney, relating to Vintage VII Offshore Holdings LP
99.8	Power of Attorney, relating to Vintage VII A2 Offshore Holdings LP
99.9	Power of Attorney, relating to VF VII A2 Advisors LLC
99.10	Power of Attorney, relating to Vintage VII Mgr Hlds LP
99.11	Power of Attorney, relating to VF VII Mgr Advisors Inc.
99.12	Power of Attorney, relating to DALPP Series A(2) Foreign Income Blocker LLC
99.13	Power of Attorney, relating to DALPP, L.P.
99.14	Power of Attorney, relating to Goldman Sachs DA LLC
99.15	Power of Attorney, relating to Vintage VII B2 Offshore Corporate Holdings LP
99.16	Power of Attorney, relating to VF VII B2 Advisors LLC
99.17	Power of Attorney, relating to Vintage VII B Offshore Holdings LP
99.18	Power of Attorney, relating to VF VII B Advisors LLC
99.19	Power of Attorney, relating to Vintage VII B Foreign Income Blocker LLC
99.20	Power of Attorney, relating to Vintage VII B LP
99.21	Power of Attorney, relating to FPP Alternative Investments Foreign Income Blocker LLC
99.22	Power of Attorney, relating to FPP Alternative Investments I, LP
99.23	Power of Attorney, relating to Vintage VII Emp Foreign Income Blocker LLC
99.24	Power of Attorney, relating to Vintage VII Emp LP
99.25	Power of Attorney, relating to RA Program 2017 Foreign Income Blocker Ltd
99.26	Power of Attorney, relating to RA Program LP
99.27	Power of Attorney, relating to Goldman Sachs TL Program Advisors, Inc.
99.28	Power of Attorney, relating to GSAM Gen-Par, L.L.C.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  November 6, 2017

Goldman Sachs Asset Management, L.P.

By:	/s/ Eddie Arhagba
Name:	Eddie Arhagba
Title:	Attorney-in-fact

Vintage VII Foreign Income Blocker LLC

By:	Vintage VII LP, its sole member

By:	Goldman Sachs Asset Management, L.P., its investment manager

By:	/s/ Eddie Arhagba
Name:	Eddie Arhagba
Title:	Attorney-in-fact

Vintage VII LP

By:	Goldman Sachs Asset Management, L.P., its investment manager

By:	/s/ Eddie Arhagba
Name:	Eddie Arhagba
Title:	Attorney-in-fact

Vintage VII Offshore Holdings LP

By:	VF VII Advisors LLC, its general partner

By:	/s/ Eddie Arhagba
Name:	Eddie Arhagba
Title:	Attorney-in-fact

VF VII Advisors LLC

By:	/s/ Eddie Arhagba
Name:	Eddie Arhagba
Title:	Attorney-in-fact

Vintage VII Emp Foreign Income Blocker LLC

By:	Vintage VII EMP LP, its sole member

By:	GSAM Gen-Par, L.L.C., its general partner

By:	/s/ Eddie Arhagba
Name:	Eddie Arhagba
Title:	Attorney-in-fact

Vintage VII Emp LP

By:	GSAM Gen-Par, L.L.C., its general partner

By:	/s/ Eddie Arhagba
Name:	Eddie Arhagba
Title:	Attorney-in-fact

GSAM Gen-Par, L.L.C.

By:	/s/ Eddie Arhagba
Name:	Eddie Arhagba
Title:	Attorney-in-fact

Vintage VII B Foreign Income Blocker LLC

By:	Vintage VII B LP, its sole member

By:	Goldman Sachs Asset Management, L.P., its investment manager

By:	/s/ Eddie Arhagba
Name:	Eddie Arhagba
Title:	Attorney-in-fact

Vintage VII B LP

By:	Goldman Sachs Asset Management, L.P., its investment manager

By:	/s/ Eddie Arhagba
Name:	Eddie Arhagba
Title:	Attorney-in-fact

Vintage VII B Offshore Holdings LP

By:	Goldman Sachs Asset Management, L.P., its investment manager

By:	/s/ Eddie Arhagba
Name:	Eddie Arhagba
Title:	Attorney-in-fact

Vintage VII B2 Offshore Corporate Holdings LP

By:	Goldman Sachs Asset Management, L.P., its investment manager

By:	/s/ Eddie Arhagba
Name:	Eddie Arhagba
Title:	Attorney-in-fact

Vintage VII Mgr Hlds LP

By:	Goldman Sachs Asset Management, L.P., its investment manager

By:	/s/ Eddie Arhagba
Name:	Eddie Arhagba
Title:	Attorney-in-fact

Vintage VII A2 Offshore Holdings LP

By:	Goldman Sachs Asset Management, L.P., its investment manager

By:	/s/ Eddie Arhagba
Name:	Eddie Arhagba
Title:	Attorney-in-fact

DALPP Series A(2) Foreign Income Blocker LLC

By:	DALPP, L.P., its sole member

By:	Goldman Sachs DA LLC, its general partner

By:	GSAM Gen-Par, L.L.C., its managing member

By:	/s/ Eddie Arhagba
Name:	Eddie Arhagba
Title:	Attorney-in-fact

DALPP, L.P.

By:	Goldman Sachs DA LLC, its general partner

By:	GSAM Gen-Par, L.L.C., its managing member

By:	/s/ Eddie Arhagba
Name:	Eddie Arhagba
Title:	Attorney-in-fact

Goldman Sachs DA LLC

By:	GSAM Gen-Par, L.L.C., its managing member

By:	/s/ Eddie Arhagba
Name:	Eddie Arhagba
Title:	Attorney-in-fact

RA Program 2017 Foreign Income Blocker Ltd

By:	RA Program LP, its sole member

By:	Goldman Sachs TL Program Advisors, Inc., its general partner

By:	GSAM Gen-Par, L.L.C., its director

By:	/s/ Eddie Arhagba
Name:	Eddie Arhagba
Title:	Attorney-in-fact

RA Program LP

By:	Goldman Sachs TL Program Advisors, Inc., its general partner

By:	GSAM Gen-Par, L.L.C., its director

By:	/s/ Eddie Arhagba
Name:	Eddie Arhagba
Title:	Attorney-in-fact

Goldman Sachs TL Program Advisors, Inc.

By:	GSAM Gen-Par, L.L.C., its director

By:	/s/ Eddie Arhagba
Name:	Eddie Arhagba
Title:	Attorney-in-fact

FPP Alternative Investments Foreign Income Blocker LLC

By:	FPP Alternative Investments I, LP, its sole member

By:	GSAM Gen-Par, L.L.C., its general partner

By:	/s/ Eddie Arhagba
Name:	Eddie Arhagba
Title:	Attorney-in-fact

FPP Alternative Investments I, LP

By:	GSAM Gen-Par, L.L.C., its general partner

By:	/s/ Eddie Arhagba
Name:	Eddie Arhagba
Title:	Attorney-in-fact

VF VII B Advisors LLC

By:	/s/ Eddie Arhagba
Name:	Eddie Arhagba
Title:	Attorney-in-fact

VF II B2 Advisors LLC

By:	/s/ Eddie Arhagba
Name:	Eddie Arhagba
Title:	Attorney-in-fact

VF VII Mgr Advisors Inc.

By:	/s/ Eddie Arhagba
Name:	Eddie Arhagba
Title:	Attorney-in-fact

VF VII A2 Advisors LLC

By:	/s/ Eddie Arhagba
Name:	Eddie Arhagba
Title:	Attorney-in-fact